U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

ROYAL SPRING WATER, INC.
 (Name of small business issuer in its charter)

Nevada	2086	680606167
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Alex Hazan
14553 Delano Street
Suite 217
Van Nuys, California 91411
(818) 902-3690
(Address and telephone number of principal executive offices and principal place of business)
_______________

Gary C. Wykidal
245 Fischer Avenue
Suite A-1
Costa Mesa, California 92626
(714) 751-8505
 (Name, address and telephone number of agent for service)
_______________

Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	23,630,844	(2)	$2.45	(3)	$57,895,568	$6,194.83
Total Registration Fee						6,194.83

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
Represents 23,630,844 shares of our common stock that were issued to certain selling shareholders in April of 2005. Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the pink sheets July 28, 2006.

(3)
Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the last reported bid and ask price for our common stock on the pink sheets on July 28, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine

SUBJECT TO COMPLETION, DATED AUGUST 22, 2006

PROSPECTUS

ROYAL SPRING WATER, INC.
shares of Common Stock
(par value $.001)

Royal Spring Water, Inc., a Nevada corporation is registering 23,630,844 of its common stock for sale by certain selling shareholders, par value $.001 per share under this prospectus.

We will not receive any of the proceeds from the sale of the shares of common stock by our shareholders. There is presently no public market for these shares. The expenses of the offering will be paid by us.

Bid and asked prices for our common stock are quoted, and the last sale is reported, on the “pink sheets” under the symbol "RSPG.PK." On July 28, 2006, the last bid price of the common stock as reported was $2.45.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our business is subject to many risks and an investment in our common stock also involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Information contained in this Prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

The date of this Prospectus is July 28, 2006

______________________

______________________

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Overview

Easy.com, Inc. (“Easy”) was incorporated under the laws of the State of Nevada on May 9, 2000. On June 30, 2005, the Company acquired 100% of the common stock of Royal Spring Water Inc., a Nevada corporation (“Us, We, Our, or the Company”).

Royal Spring Water Inc. was incorporated on April 20, 2005. In April 2006, the Company filed Articles of Merger in Nevada and legally combined the entities of Easy.com and Royal Spring Water Inc. They concurrently changed the name of the surviving entity to Royal Spring Water Inc. The Company was established to extract, process, and bottle Artesian Well water. The Company’s plant is in Hereford Texas, which is also known as the “city without a tooth ache” due to its fluoride rich water.

The Company’s underground water source has existed for millions of years and is part of the “Ogallala Aquifer”, one of the country’s largest aquifers. The state-of-the-art facility in Hereford, Texas is where water is extracted from underground wells and then filtered and bottled through a complex filtration and bottling process. In addition to acquiring water rights, the Company has entered into a long-term agreement for a facility allowing for the manufacturing of plastic bottles and labels providing a fully customized product for a very competitive price.

Risks relating to Our Business and Investing in Our Common Stock

We are a development stage company and our business is subject to number of risks that you should consider carefully before making a decision to invest in our securities. In particular, you should be aware that our business is still in the development stage and we may not ever be able to successfully market our water products. If we are not successful, you may lose all or part of your investment in our common stock. Please carefully review the risks related to our business and our common stock which are described in more detail beginning on page 6 of this prospectus.

Our Principal Offices

Our current principal offices are located at 14553 Delano Street, Suite 217, Van Nuys, California 91411.

Number of Shares being Offered

This prospectus relates to the resale by certain stockholders named in this prospectus of up to 23,630,844 shares of our common stock in connection with the resale of:

Up to 23,630,844 shares of our common stock, representing those shares of our common stocks that were issued to certain selling shareholders in April of 2005.

The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling stockholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution” on page of this Prospectus.

Number of Shares Outstanding

There were 30,072,000 shares of our common stock issued and outstanding as of July 28, 2006

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this Registration Statement and prospectus.

SUMMARY FINANCIAL DATA

The following historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future periods:

Balance Sheet Data:	May 31, 2006 (Unaudited)	August 31, 2005
Current assets	$113,906	$10,012
Total assets	3,674,082	3,347,446
Current liabilities	1,080,840	237,226
Long-term liabilities, less current portion	3,617,498	3,240,052
Stockholders’ deficit	(1,024,256)	(129,832)

Statements of Operations Data:
	Nine Months Ended May 31,		Years Ended August 31,		May 9, 2000 (Date of Inception)
	2006 (Unaudited)	2005 (Unaudited)	2005	2004	to May 31, 2006
Sales	$-	$-	$-	-	$-
Gross profit	-	-	-	-	-
Operating expenses	984,424	-	102,870	750	1,174,280
Loss from operations	(984,424)	-	(102,870)	(750)	(1,174,280)
Net loss attributable to common stockholders	(984,424)	-	(102,870)	(750)	(1,174,280)
Net loss per share, basic and diluted	(0.03)	(0.00)	(0.00)	(0.00)
Weighted average shares used to compute net loss per share	30,072,000	30,072,000	30,072,000	30,072,000

RISK FACTORS

Shares of our common stock are considered speculative during the development stage of our new business operations. We operate in a rapidly changing industry that involves numerous risks and uncertainties. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Prospective investors should consider carefully the risk factors set out below.

RISKS RELATED TO OUR BUSINESS

Development Stage Company Accumulated Deficit; Working Capital Deficiency

We are a development stage company subject to all of the risks and uncertainties of a new venture. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business and the competitive environment in which we operate. Unanticipated delays, expenses and other problems such as setbacks in research and development or product development and market acceptance are frequently encountered in connection with the expansion of a business. As a result of the fixed nature of many of our expenses, we may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of our products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on our business, operations and financial condition.

Going Concern

The financial statements as of and for the year ended August 31, 2005, have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent the realizable or settlement values if we are unable to continue as a going concern. We have suffered organizational losses and have limited working capital liquidity at May 31, 2006. As a result of these factors, our independent certified public accountants expressed substantial doubt about our ability to continue as a going concern in their August 31, 2005 audit report. We believe that our efforts to generate revenue will generate cash flows, although there can be no assurances that such efforts will be successful.

Highly Competitive Industry

The bottled water industry is highly competitive. Many of the Company’s competitors have more experience in the U.S. bottled water market, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. The Company currently competes with established national companies such as the Perrier Group of America, Inc. (whose brands include Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Great Bear, Deer Park, Ice Mountain and Zephyrhills Natural Spring Water) and Great Brands of Europe (whose brands include Evian, Natural Spring Water and Dannon Natural Spring Water), as well as numerous regional bottled water companies located in the United States and Canada. The Company competes not only with other bottled water producers, but also with producers of other beverages, including, but not limited to, soft drinks, coffee, juices, beer, liquor and wine. The bottled water industry also competes for the same consumer who may, when choosing to drink water, drink tap water or use a home filtration system to filter tap water for drinking. There can be no assurance that the Company can compete successfully in this market.

Ability to Achieve and Manage Growth

In order to achieve continued growth in our bottled water business, the Company must meet its strategic objectives of expanding its current capacity to produce high quality spring water products, expanding its customer base, expanding its product line and adding new distribution channels. The Company’s ability to meet these objectives depends upon the successful integration and operation of the Company’s recent acquisition of the artesian spring water production facility, located in Hereford Texas, and the successful establishment of the plant. The Company has never completed and integrated an acquisition of a significant existing company. The Company may encounter unexpected difficulties in integrating the Hereford facility. No assurance can be given as to the future growth in the Company’s business or as to its profitability. Further growth of the Company will require capital, employment and training of new personnel, expansion of facilities and expansion of management information systems. If the Company is unable to manage its growth effectively, the Company’s profitability and its ability to achieve its strategic objectives may likely be materially adversely affected.

Fluctuations in Quarterly Operating Results

The Company’s future revenues are expected to be subject to several factors which may result in fluctuations in the Company’s operating results. The Company’s business is expected to be highly seasonal, with increased sales during warmer months. Inclement weather may negatively impact the Company’s business, particularly summers which are unusually cool or rainy. Fluctuations in retail prices and raw material prices may produce corresponding fluctuations in the Company’s profits. In addition, the Company expects to make significant investments from time to time in capital improvements to, among other things, increase capacity. Costs associated with such improvements may cause an immediate reduction in profit margins unless and until sales volume increases. The Company’s product and packaging mix may change from time to time and, depending on certain factors, may negatively impact profit margins. The Company is subject to competitive pricing pressures which may affect its financial results. Due to all the foregoing factors, it is possible that in some future quarter or quarters, the Company’s operating results would likely be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations.”

Limited Ability to Raise Prices

Due to the wide range of beverages available to consumers, including bottled water products, the Company has limited ability to raise prices for its products. From time to time, the Company may be affected by higher prices for raw materials including resin and corrugated boxes and transportation. The Company may be unable to pass such higher costs on to its customers and it generally would be unlikely to do so in connection with any future price increases. As a result, the Company’s future profitability may be adversely affected by future increases in raw material prices and transportation costs.

Potential for Product Liability

The bottling and distribution of bottled water products entails a risk of product liability, including liability due to the presence of contaminants in its products. The Company maintains insurance coverage against the risk of product liability and product recall. However, the amount of the insurance carried by the Company is limited, and the insurance is subject to certain exclusions and may or may not give us adequate loss protection. In addition to direct losses resulting from product liability and product recall, the Company may suffer adverse publicity and damage to its reputation in the event of contamination which could have a material adverse effect on sales and profitability.

Changes in Government Regulation

The Company’s operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. These laws and regulations and their interpretation and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on the Company’s operations in the future. Failure to comply with such laws and regulations could result in fines against the Company.

Dividend Policy

The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain its earnings, if any, to provide funds for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company’s earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. Further, pursuant to the terms of its existing credit facilities, the Company is restricted in its ability to pay cash dividends on its Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations.”

RISKS RELATED TO OUR COMMON STOCK

Our Stock Price May Be Highly Volatile and Subject to Wide Fluctuations Due to Many Factors, Including a Substantial Market Overhang

The market price of our common stock may be highly volatile and subject to wide fluctuations in response to quarterly variations in operating results, announcements of distribution agreements, or new affiliations or new products by us or our competitors, changes in financial estimates by securities analysts, lack of market acceptance of our products, or other events or factors, including the risk factors described herein. In addition, the stock market in general experiences significant price and volume fluctuations that are often unrelated to a company’s operating performance. As with any public company, we may be subject to securities class action litigation following periods of volatility in the market price of our securities which could result in substantial costs and a diversion of management’s attention and resources. Additionally, the sale of a substantial number of shares of common stock, or even the potential of sales, in the public market following this offering could deflate the market price for the common stock and make it more difficult for us to raise additional capital through the sale of our common stock.

Your Investment May Have Limited Liquidity If an Active Trading Market Does Not Develop or Continue

Your purchase of our common stock may not be a liquid investment because our securities trade on the Pink Sheets. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock. We have no obligation to apply for quotation of our common stock on the NASDAQ Stock Market or for listing of our common stock on any national securities exchange. Factors such as our lack of earnings history, the absence of expectation of dividends in the near future, mean that there can be no assurance that an active and liquid market for our common stock will exist at any time, that a market can be sustained, or that investors in the common stock will be able to resell their shares. In addition, the free transferability of the common stock will depend on the securities laws of the various states in which it is proposed that a sale of the common stock be made.

Potential Status as a Pseudo California Corporation

Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions. The aforesaid Section does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that we may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject us to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

Impediments to Resale from Penny Stock Regulations

The Securities and Exchange Commission (“SEC”) regulations generally define “Penny Stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions covered by these rules, the broker dealer must make a delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker dealer also must disclose the commissions payable to both the broker dealer and registered representative, current quotations for the securities, and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market. Finally, monthly statements must be sent out disclosing recent price information for the penny stock held in the customer’s account and information on a limited market in penny stocks. Consequently, the “Penny Stock” rules may restrict the ability of broker dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

This prospectus contains certain forward-looking statements, including among others: (i) the projected time for commencing operations; (ii) anticipated trends in our financial condition and results of operations; (iii) our business strategy for our plan of operations and (iv) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industry in which we will operate; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this prospectus will in fact transpire. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

IN ADDITION TO THE FOREGOING RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS THAT ARE NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER MATERIAL RISKS COULD EXIST THAT HAVE NOT BEEN CONTEMPLATED OR THAT MAY ARISE.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (hereafter “the SEC”). At the SEC’s Public Reference Room at 100 F Street N.E, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800 SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will incur all costs associated with this Registration Statement and prospectus.

DETERMINATION OF OFFERING PRICE

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 23,630,844 shares of our common stock. The selling stockholder may offer to sell the shares of our common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices of negotiated prices.

DIVIDEND POLICY

We have not paid dividends and do not plan on paying dividends in the near future. Instead, we currently intend to retain any earnings for use in expanding our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future.

SELLING SHAREHOLDERS

An aggregate of 23,630,844 shares of common stock are being registered in this offering for the account of the selling shareholders. Subject to certain restrictions discussed below, the shares of common stock being registered for the account of the selling shareholders may be sold by the selling shareholders or their transferees commencing on the third business day after the Registration Statement has been declared effective. Sales of such shares of common stock by the selling shareholders or their transferees may depress the price of the common stock in any market that may develop for the common stock.

The following table sets forth certain information with respect to persons for whom we are registering such shares of common stock for resale to the public. We will not receive any of the proceeds from the sale of such shares of common stock. None of the selling shareholders has had any position, office or material relationship with the Company. The shares of common stock being registered for the account of the selling shareholders are not being sold by the Company. None of the selling shareholders has any plan, arrangement, understanding, agreement, commitment or intention with us to sell their securities.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 23,630,644 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of July 28, 2006, and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or material Relationship with Royal Spring Water	Common Shares Owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding # of Shares (1)	% of Class
Alex Hazan(3)	1,489,432	1,489,432	0	0
Harel Goldstein(3)	1,489,432	1,489,432	0	0
Mordehai Hazan	1,489,428	1,489,428	0	0
On Hazan	1,489,428	1,489,428	0	0
Suzan Hazan	1,489,428	1,489,428	0	0
Patricia Hazan	1,489,428	1,489,428	0	0
Isaac Ben Hamou(3)	1,489,428	1,489,428	0	0
Reuven Moyal	1,489,428	1,489,428	0	0
Carole Goldstein	1,489,428	1,489,428	0	0
Al Sapienza	1,489,428	1,489,428	0	0
Jay Ayeroff	290,000	290,000	0	0
Irit Freiman	1,489,428	1,489,428	0	0
David Goldstein	1,489,428	1,489,428	0	0
Vartan Youssefian(3)	1,400,000	1,400,000	0	0
Kay Armstrong	800,000	800,000	0	0
Zas Investments	1,498,000	1,498,000	0	0
Maxwell Network Group	906,700	906,700	0	0
Itmar Cohen	1,400,000	1,400,000	0	0
Mira Anidjar	400,000	400,000	0	0
Frank T. Salefski, Jr.	3,000	3,000	0	0
Michael B. Rogich	3,000	3,000	0	0
David S. Goldberg	3,000	3,000	0	0
Harry Aiken	3,000	3,000	0	0
Lon Overton	3,000	3,000	0	0

Name of Selling Stockholder and Position, Office or material Relationship with Royal Spring Water	Common Shares Owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding # of Shares (1)	% of Class
David Yurkovitchk	3,000	3,000	0	0
Elizabeth E. Tisdale	3,000	3,000	0	0
Christina Pak	3,000	3,000	0	0
Harry Jack Mier	3,000	3,000	0	0
Robert M. Douglas	3,000	3,000	0	0
Edgar C. Knieriem	3,000	3,000	0	0
William Melchoire	3,000	3,000	0	0
Ann F. Hagerty	3,000	3,000	0	0
Edward Kupniki	3,000	3,000	0	0
Juan Jose Flores	3,000	3,000	0	0
Young Kwon	3,000	3,000	0	0
Andrew Amereihn	3,000	3,000	0	0
Dr. Cynthia Littlejohn	3,000	3,000	0	0
Rick Beaudrie	3,000	3,000	0	0
Vivian Carol McLaughlin	3,000	3,000	0	0
Paul Kustes	3,000	3,000	0	0
Mona T. Ali Yafi	3,000	3,000	0	0
Susan R. Beaudrie	3,000	3,000	0	0
Heather A. West	3,000	3,000	0	0
Total	23,630,844	23,630,844

(1)	Assumes all of the shares of common stock offered are sold. Based on 30,072,000 shares of common stock issued and outstanding on July 19, 2006.

(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

(3)	Affiliates

PLAN OF DISTRIBUTION

We anticipate that the Selling Shareholders will sell their shares directly into the market on the pink sheets. The prices that the selling shareholders receive will be determined by market conditions. These shares may be sold by the selling shareholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of shares by selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the Selling Shareholders will be borne by them. The Selling Shareholders and any broker-dealer or agent that participates with the selling shareholder in the sale of the shares by them may be deemed an “underwriter” within the meaning of the Securities Act, and any commissions or discounts received by them and any file reports and other information with the Commission. All such reports and other information may be inspected and copied at the Commission’s public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of their site is http://www.sec.gov. In addition, we intend to make available to its shareholders annual reports, including audited financial statements and such other reports as we may determine.

Transfer Agent

Fastcorp Trust Company is the transfer agent for the Company whose address is 4 King Street, Suite 1320, Toronto, Canada M5H1B6.

Legal Proceedings

In February of 2006, the former Chief Operating Officer of the Company filed a complaint against the Company, for, among other things, breach of employment agreement. The complaint was filed in the Los Angeles Superior Court, Santa Monica Division and seeks unspecified damages. The Company filed a cross complaint against this individual for fraud, misrepresentation and breach of fiduciary duty. The Company does not believe that this litigation will be material to the financial position, operations, or cash flows of the Company. There are no proceedings in which any of our directors, officers or affiliates is an adverse party or has a material interest adverse to the interest of the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company, hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages and position held are as follows:

NAME	AGE	POSITION HELD WITH COMPANY

Alex Hazan	45	President, CEO & Chairman of the Board of Directors

Harel Goldstein	45	Director of Marketing & sales, CFO & Director

Isaac Ben Hamou	45	Director

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Alex Hazan
President & Chairman of the Board of directors

From 1995 until 2002, Mr. Hazan owed and operated a home and improvement company that employed over 30 people. In 1994 Mr. Hazan formed Silver Cloud productions and raised the financing as well as self-financed over $25 million for independent films. He produced or Executive produced these films for worldwide markets. In 1996, he founded one of Israel’s leading 3D animation companies - MIM TV (www.mimtv.com). Mr. Hazan funded the company and produced and developed a large library of children DVD programming as well as CD ROM interactive games. MIMTV is currently selling its products to Toys R Us.

Harel Goldstein
Chief Executive Officer & Co-Chairman Director of Marketing and Sales

Mr. Goldstein has been in the movie production, marketing and finance business industry for over 20 years. He has produced and arranged the financing for over 80 hours of documentary series and specials. During his early years, Mr. Goldstein was in charge of manufacturing and marketing for the largest studio in Israel with over 25 staff members under his control. He graduated from the Film and Television School at San Francisco State University in 1986. From 1986 to 1990 he produced and line-produced several feature films. His first network MOW entitled MURDER C.O.D. was made for NBC in 1990. He sold feature films and television series domestically and internationally utilizing a variety of marketing campaigns. He also ran other companies with 5-15 employees spanning from development to finance, contract negotiations and marketing strategies.

Vartan Youssefian
Chief Engineer, Production and Plant Director

Mr. Youssefian has over thirty years experience with consumer packaging goods in both water bottling and food industries and machine design. Over a period that spans more then 15 years, Mr. Youssefian directed multiple plant and distribution centers. He has knowledge with WHIMIS, Health and Safety and regulatory issues, and has an engineering background for plant, equipment, warehousing layouts and control over inventory of raw materials and finished goods. Over the last 5 years, Mr. Youssefian owned and operated Global Machinery Repair and Engineering company. He designed and managed building of water bottling and alcoholic beverage rectification, purchased and set-up state of the art plastic blow molding equipment and high speed filling equipment and installed a water processing and bottling plant in Orlando, Florida. In such capacity, he also installed and maintained a water processing and bottling plant in Santa Fe Springs, California. From 1984-2000 he owned and operated Delta Technologies, a company specializing in the design and manufacturing of door and hood assembly systems for GM’s Cadillac plant. He also designed and installed an entire process and packaging plant for Snack Food in Calgary Canada.

Isaac Ben Hamou - Director

Isaac Ben-Hamou for the past 15 years is the head of the transportation department of the Stephen S. Wise Temple. That department consists of 10 bus drivers and 1 bus company supervisor. Ben-Hamou oversees all of the billing invoices which come from Laidlaw Transit, dividing those charges that belong to academic activities from those that belong to middle school sports programs, and charging each department accurately for the proportion of the labor they used. Mr. Ben-Hamou will be responsible for coordinating all transportation functions relating to the distribution of our bottled water, billing, accounts payable and receivables.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee. We intend to form an audit committee, a corporate governance and nominating committee and a compensation committee once our board membership increases. Our plan is to start searching and interviewing possible new independent board members in the next six months and have a new independent board in place in the next 9 months.

Family Relationships

There are no family relationships among our directors or officers

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

4.
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 28, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. Unless otherwise noted, the address for each beneficial is 14553 Delano Street, Suite 217, Van Nuys, California 91411.

CLASS OF STOCK	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL (1) OWNERSHIP	PERCENT OF CLASS (2)
Common Stock	Alex Hazan Chatsworth, CA	1,489,432	5.0%
Common Stock	Harel Goldstein Calabasas, CA	1,489,432	5.0%
Common Stock	Issac Ben Hamou Los Angeles, CA	1,489,428	5.0%
Common Stock	Directors and executive officers as a group (3 persons)	4,468,292	14.9%

(1)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Based on 30,072,000 shares outstanding as of July 28, 2006.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 50,000,000 shares of common stock, par value $.001 and 5,000,000 shares of preferred stock, $.001 par value. As of July 28, 2006 we had 30,072,000 shares of common stock and no shares of preferred stock outstanding. Subject to the preferences and rights of holders of our preferred stock, series of which may be created and the preferences and rights thereof may be fixed by our board of directors from time to time, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors, upon liquidation, dissolution or winding up of the corporation. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Subject to the preferences and rights of holders of our preferred stock, series of which may be created and the preferences and rights thereof may be fixed by our board of directors from time to time, each stockholder is entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 14, 2005 Michael Johnson & Co. LLC. was terminated as the Company’s independent auditor. Since its engagement on November 11 2004 to its termination on March 14, 2005, Michael Johnson & Co. LLC. had acted as our registered public accounting firm. The reports of independent registered public accounting firm Michael Johnson & Co. LLC. on the financial statements of the Company and its subsidiaries for the years ended August 31, 2004 and August 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. However, such reports contained an explanatory paragraph regarding the substantial doubt on the Company’s ability to continue as a going concern relating to the reports for the years presented. The termination of Michael Johnson & Co. LLC. was accepted by our board of directors.

During the years ended August 31, 2004 and August 31, 2003 and subsequent period through to March 2005, there were no disagreements with Michael Johnson & Co. LLC. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Michael Johnson & Co. LLC., would have caused it to make reference to the subject matter of the disagreement in connection with its report; nor has Michael Johnson & Co. LLC. ever presented a written report, or otherwise communicated in writing to the Company or its board of directors the existence of any “reportable event or default” as defined in (iv) of Regulation S-B Item 304 (a)(1).

Michael Johnson & Co. LLC. has provided the Company with a letter addressed to the Securities and Exchange Commission as required by Item 304(a)(3) of Regulation S-B, so that the Company can file such letter with he Commission. The letter is attached as an exhibit hereto.

In February 2006, the Company appointed, as its new auditor, Grobstein, Horwath & Company LLP, Certified Public Accountants, whose address is 15233 Ventura Boulevard, Ninth Floor, Sherman Oaks, California 91403. The effective date of engagement agreed to by the parties was February 6, 2006.

Prior to their appointment of the new independent registered public accounting firm, the Company did not consult with the new auditor on the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Unless otherwise indicated, the financial statements included in this Registration Statement have been audited by Grobstein, Horwath & Company LLP, Independent Registered Public Accounting Firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws and Certificate of Incorporation entitle our directors or executive officers to indemnification to the fullest extent permitted under Nevada General Corporation Law, as may be amended. Our Bylaws and Certificate of Incorporation also provide that our directors shall not be liable to the company or our stockholders for monetary damages for breach of duty, except (a) for any breach of duty of loyalty to the company or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

The Nevada General Corporation Law allows a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Company. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

Easy.com, Inc. ("Easy") was incorporated under the laws of the State of Nevada on May 9, 2000. On June 30, 2005, the Company acquired 100% of the common stock of Royal Spring Water Inc., a Nevada corporation (" Us, We, Our, or the Company”).

Royal Spring Water Inc. was incorporated on April 20, 2005. In April 2006, the Company filed Articles of Merger in Nevada and legally combined the entities of Easy.com and Royal Spring Water Inc. They concurrently changed the name of the surviving entity to Royal Spring Water Inc. The Company was established to extract, process, and bottle artesian well water. The Company’s plant is in Hereford Texas, which is also known as the “city without a tooth ache” due to its fluoride rich water.

The Company's underground water source has existed for millions of years and is part of the "Ogallala Aquifer", one of the country's largest aquifers. This pure water from the artesian wells is free of organic contaminants, making it desirable for drinking. The state-of-the-art facility in Hereford, Texas is where water is extracted from underground wells and then filtered and filled through a complex filtration and bottling process. In addition to acquiring water rights, the Company has entered into a long-term agreement for a facility allowing for the manufacturing of plastic bottles and labels providing a fully customized product for a very competitive price.

The U.S. consumer interest in health can be credited for the growth of the bottled water industry. Increasingly, consumers are realizing the importance of pure water for their overall well being, energy level and appearance. The 1950's - 1970's saw a huge increase in soda and sugary drink consumption. Today, more and more people are looking to bottled water as their choice for natural refreshment. Consumer reports indicate that approximately 60% of the U.S. population today drinks bottled water. The bottled water and value added beverage business, now approaching $9.2 billion annually in North America, is predicted to double within the next three to four years in the water category alone. Market analysts predict that the bottled water market will continue this rapid growth well into the future. At the same time, the more healthful products, including value added water products, have established an impressive foothold in the buying of mainstream shoppers. This growing demand provides for primarily two types of sales for the Company; contract packing and branded products.

The Bottled Water Industry:

Bottled water is the fastest growing segment of the entire beverage industry. In fact, in 2004:

•	Bottled water became the number two beverage behind soft drinks
•	Industry wholesale dollar sales approached $9.2 billion in 2004
•	Total U.S. category volume surpassed 6.8 billion gallons, an 8.6% advance over 2003’s volume http://www.beveragemarketing.com/news3e.htm
•	The polyethylene terephthalate (PET) plastic bottle segment of the market drove the entire category growth by representing 42% of all bottle sales

The Market

Reasons for choosing bottled water over other drink choices:

With little to no advertising, especially compared to other beverage types such as soft drinks and coffee, consumers are selecting bottled water as an alternative to other drink choices. Reports indicate the bottled water market is the fastest growing sector of the overall U.S. beverage market. Health and safety reasons also help to drive consumers to purchase bottled water. Some people reach for it as a healthy substitute for caffeinated or alcoholic beverages. Others are wary of tap water and are suspicious of its health effects.

Although health and safety are foremost among water quality concerns, a significant reason for the increase in bottled water consumption is purely aesthetic. Many consumers object to the taste and smell of their tap water that is often times treated with chlorine and other agents used for sanitization. Some people also believe that using purified water instead of tap water ensures higher quality and better tasting foods and beverages. Therefore, they use bottled water as part of their ingredients to cook or make tea, coffee and ice cubes.

Another reason for using bottled water is that it is convenient and easily accessible and transportable. Whether you’re working, playing, or traveling (by car, plane, or subway) bottled water is readily available and can easily be purchased.

Competition

When bottling water for other companies and retail stores (Ralph’s Market, Pathway, Albertson’s, Kirkland) as well as the actual bottle companies (Poland Springs, Crystal Geyser etc.), our competitors will be other spring water and well water owners currently packing water for others. Many of these competitors have far greater capital resources than we have at this time and for the foreseeable future. However, we hope to have a competitive edge over these companies since our current premises lease includes water wells that we expect will meet our production requirements. Our plant facility only needs to have 5-10% filtered to produce the quality of water desired. Additionally, our production facility includes a railroad spur which connects our loading docks to the main railroad station in Hereford which we believe will add an additional competitive edge in price. The reason for this advantage is that there is a weight limit on truck loads of 44,000 pounds (usually 53 foot trucks), which in the case of a 16.9oz bottle water case, limits us to 20 pallets, while on a rail box car we are able to ship three times the load capacity of a truck - 60 pallets per box car.   Also in most cases rail is cheaper then trucks

Products and Services

We have artesian well water that will be extracted from an underground source located in the Ogallala Aquifer of Texas. The Ogallala Aquifer has existed for over 10 million years.

In the future, we plan to produce various other water products. During our first year of operation, we will concentrate on producing plain and flavored bottled water. We intend to produce several sizes of bottled water, including 8 oz., 12 oz., 16.9 oz., 20 oz., 1 liter and 1.5 liter bottles. We will also be bottling flavored water which has recently become a popular product since it has flavor but no sugar or caffeine. Once we have begun shipment of these products, we intend on entering into the alcohol manufacturing and distribution sector.

The Geography of Royal Spring Water Wells

The Ogallala Aquifer (pronounced OH-GA-LA-LA) is one of the largest aquifer systems in the world, stretching across parts of eight states including South Dakota, Nebraska, Wyoming, Colorado, Kansas, Oklahoma, New Mexico and Texas and underlying about 174,000 square miles.

The Ogallala Formation was formed about 10 million years ago, during the geologic time periods of late Miocene and early Pliocene by eastwardly flowing braided streams, which originated in the Rocky Mountains. Coarse-grained sand, gravel, fine clay, silt, and sand were deposited over the pre-Ogallala land surface, which was much like the present-day area just east of the High Plains low, rolling hills, valleys, and streams.

Variations in the depth of the base of the formation cause variations in the amount of formation material filled with water, generally described as the saturated thickness. This is the area from the top of the water table down to the base of the formation.

Employees

We presently have fourteen employees at our facility in Hereford, Texas. We may hire up to four additional employees over the next 12 month period. We also plan to supplement our human resources needs through consultants and contractors as needed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

PLAN OF OPERATION

Overview

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this Registration Statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Please refer to our discussion labeled “Forward Looking Statements” located earlier in this Registration Statement. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to; those discussed below and elsewhere in this Registration Statement, particularly in the section entitled “Risk Factors” beginning on page 7 of this Registration Statement.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

On August 1, 2005 the Company entered into a lease for operating a production facility at 3500 Holly Sugar Rd. in Hereford, Texas with the intention of producing and selling artesian water. This property includes 1,000 square feet of office space, a 70,000 square foot warehouse and production facility, six 25,000 gallon liquid holding tanks and related equipment and the water rights from two artesian wells. The lease calls for an initial rent of $15,000 per month for six months commencing November 1, 2005 to April 2006 payable in advance for six months on November 1, 2005. Thereafter for the next 24 years, the annual rent is $25,000 per month, adjusted annually based on the consumer price index. In the first four years, the Company has an option to purchase the facility at an amount calculated as set forth in the terms of the lease which is estimated to be $4,590,964.

Of the 70,000 square foot space, 40,000 square feet will be allocated to water processing and packaging space made accessible by loading bays and a 5.5 mile railroad spur leading directly from the main railroad station in Hereford to our loading dock. The railroad extension is made available to the Company as a term of the lease and, as a term of the option to purchase the property, will continue to be made available for use as an easement when the Company purchases the property. Also included in the property lease and option to purchase is the train engine needed to pull and push the train cars for our shipping needs which will enable us to keep our shipping cost very low. Approximately 30,000 square feet has been allocated for storage of raw materials and finished goods.

Under our lease agreement, we are allowed to pump 400,000 gallons of water per day, which equates to approximately 2,909,000 bottles of water (16.9 oz) per day. We believe this will be sufficient to meet the demands of any large orders in the foreseeable future.

During the next twelve months, we intend to concentrate on one product; plain, non-carbonated bottled water.

Our primary business strategy is focused in two main areas. The first is to offer existing bottled water distribution companies, major retail stores and service oriented businesses the ability to change their current bottled water to a private label in their business name. Additionally, for companies already selling under a private label, we intend to sell our water for a more competitive price and to help increase their bottle water capacity by providing them with an additional source for their water supply. Our research has shown that these manufacturing and distribution companies are at their production capacity and cannot meet their customers’ demands and that it may be more cost effective for them to have us provide them with water rather than to develop or expand existing water bottling facilities. In these circumstances, we intend to have the customers provide us with their labels or logo, and we will fill the bottles, apply the label and ship the products to the customer. The second part of our marketing and sales strategy is to develop the “Royal Spring Water” brand of bottled water and commence sales of that product in the US and around the world. We will be targeting our product (single serve plastic bottles of 355ml, 500ml, 1liter, 1.5liters, 1gallon) directly to the smaller end user - convenience stores, fast food establishments, gas stations, major clubs and popular restaurants, among others.

A sales team comprised of Company representatives will be put in charge to first work on securing contracts with stores, restaurants and clubs using various promotional tools such as pamphlets, price lists, and samples of our bottled water. Sponsorship is another marketing tool that we will utilize in order to acquire exposure and gain recognition. We expect to be sponsoring concerts, golf tournaments, and dance clubs, etc. We believe that by providing free samples of our bottled water to various groups and venues, we will be able to effectively spread our name and popularity and obtain market penetration. We will also be targeting all major hotel and casino gaming companies in order to provide them with their private labeled bottled water and customized labels (specific hotel-casino names, logos and images). We have contacts in some of the major hotel-casinos in Las Vegas who have already expressed an interest in purchasing water from our company when it becomes available. The hotels and major casinos out-source 100% of their consumable bottled water.

Our production and bottling facility at the wells is a highly automated plant with an operationally flexible system with high production capacity. The processing and bottling of the water to be captured at the artesian well water facility is divided into various main steps:

Initial capture at the artesian well water where the water is pumped from a depth of approximately 300 to 400 feet then transferred to the storage location by a system of pipes.

1.
From the point of capture, a network of underground pipes transfers the water to our treatment plant where the water is first filtered through sand traps and stored in indoor holding tanks (one of six 25,000 gallon tanks) subsequent to the filtration and treatment process to prepare water for the bottling process.

2.
After the primary storage, water is pumped to a Multi-Media Filter to an Activated Carbon Pre-Filter to 5-Micron Sediment Filter to Reverse Osmosis to Ozone Disinfection treated water pumped in two 6,000 gallon Stainless Steel Production Water Storage Tanks. The water is then transferred to the bottling zone via stainless steel pipes and Post Activated Carbon Filter and a Ultra-Violet Sterilization system.

3.
The water is then moved to the bottling room which is pressurized and air conditioned (filtered air) to avoid all possible contamination during the bottle filling process. These operations consist of rinsing of the bottle prior to filling, filling of the bottle with the purified water, capping it, labeling it, assigning it with a batch number, year and time of bottling and expiration date.

4.
The bottles are then moved to the packing and shipping area where a bundling machine groups the various forms into packs of 6, 12, 24 and 32 bottles, wrapping them in printed film. The packs are then transferred to the robotic pallet- forming area where they are palletized for shipment.

5.
Our in house laboratory staff maintains a constant control on the quality of the water. Weekly water samples are sent out to a certified lab in order to maintain our certification by the EPA, TCEQ and Texas Department of Health authorities. To further guarantee a superior quality product, the laboratory has to process daily chemical and bacteriological analyses on the entire production chain. We are using polyethylene Terephthalate (known as PET) bottles in various sizes - 12oz, 16.9oz 1L and 1.5L. Our current system can also manufacture flavored water and carbonated water. Our capping machines can handle both a regular flat cap as well as a sports cap. We have purchased a Krup stretch blow molder which we will use to blow our PET bottles. The PET bottles are blown from what is called a preform. This is supplied to us by the Ball Corporation, one of the leading PET manufactures. We have made a decision to buy all of our raw materials from US based companies instead of China made products. (see details of our current existing production capacity and potential capacity in the paragraph below entitled “Acquisition or Disposition of Plant and Equipment”)

Results of Operations for the Twelve Months Ended August 31, 2005 and the Nine Months Ended May 31, 2006

We have no revenue from operations as of the date of this Prospectus and we have relied on and will continue to reply on significant external financing to fund our operations. During the fiscal year ended August 31, 2005 and the nine months ended May 31, 2006, our financing came from interest bearing loans from shareholders in the amount of $878,139. Our operations since inception in 2000 have not generated any revenue. We generated a net loss of $156,038 during the year ended August 31, 2005, a net loss of $750 during the year ended August 31, 2004, and a net loss of $984,424 during the nine months ended May 31, 2006, for a cumulative loss of $1,174,280 since the inception of the Company.

Licensing and Water Rights:

Although we have a contract which will allow us to extract water from the land, it doesn’t automatically give us the right to distribute it. In order to distribute water worldwide and do business, certain licenses must first be acquired. Besides necessary licenses, one must pass certain specifications and requirements of the Food and Drug Administration (FDA). This includes a clean and immaculate warehouse, and the use of hygienic filtration, refrigeration, bottling and packing operation systems. We will assure that all our operations meet and surpass these government requirements. In June 2006 the Company passed the water test required by the state of Texas Commission on Environmental Quality, in order to commence production at the Royal Spring Water plant in Hereford, Texas. The test was conducted by the City of Amarillo, Environmental Laboratory No. 48103 over a period of three days. This completed all of the testing and licensing requirements of the various government bodies needed to commence production and sales of our products.

Product Research and Development:

In order to obtain high quality products and assure customer satisfaction, we will be using fully automated state of the art machinery. For the past three years, we have spent much of our time, money and efforts into researching the water industry in the U.S. and overseas. As a result, we have acquired broad knowledge about procedures, licenses, machinery, and land. During this time, we have also built strong relationships with key individuals within the government and private sectors related to the water industry. We do not anticipate performing further research and development for any products during the next twelve months.

Acquisition or Disposition of Plant and Equipment:

We have purchased a fully automated, state of the art water treatment and bottling system that is currently in place and has the capacity to bottle up to 144 million bottles per year, based on a bottle size of 16.9 ounces. The plant facility has the water capacity to grow and supply in excess of one billion bottles per year. Our bottling line can handle bottle sizes from 8 ounce bottles to 1.5 liter bottles. This state of the art machinery is fully automated and runs with minimal human intervention. We also purchased a bottle stretch blow molder which enables us to blow our own bottles from preforms.

To date, we have spent approximately $620,000 on the purchase of machinery and equipment.

Liquidity and Capital Resources and Future Funding Requirements

The Company has funded its operation from loans from our officers and directors and intends to raise additional funds by way of private placements and funding from outside sources. Although the Company has no firm commitments from investors or lenders at this time, the Company believes it will be able to raise sufficient capital to complete assembly of its production facilities and commence production and distribution of its products. There can be no assurance that the Company will be able to secure additional financing or that the amount of any additional financing will be sufficient to accomplish its business objectives or to pay ongoing operating expenses.

During the current fiscal year (2006), the shareholders of the Company have made loans in the amount of $804,593. These funds have been used to meet working capital requirements, acquire bottling equipment and further develop the plant.

The use of these funds from commencement of the business plan to May 31, 2006 is summarized as follows:

Use of funds	Amount

Sub-contract costs of plant development	$20,900
Legal and accounting	98,599
Premises lease costs	90,000
Acquisition of water treatment and bottle filling line	331,700
General and administrative	283,335
Marketing and promotion	52,471
$897,905

Further details of the historical use of funds can be found in the annual-financial statements for the year ended August 31, 2005 and the quarterly financial statements for the nine months ended May 31, 2006 presented below.

The majority of the infrastructure necessary for the operation of the plant was already in place upon commencement of the lease. This is the key capital resource that will enable the Company to quickly commence production and obtain revenues to assist in meeting its working capital requirements.

The following assets are currently in use at our plant:

•	Building - 20,000 square feet three story building attached to the warehouse
•	Warehouse - 15,000 square feet adjacent to the three story building
•	Warehouse - additional 36,000 square feet space, added April 2006
•	Equipment - six 25,000 gallon liquid holding tanks (4 tanks are inside the building and 2 outside) related water pumps and pipes connecting wells and tanks, motors and agitators
•	Land and Water Rights - Well #11 and Well #12 located on the real Property
•	Waste water ponds
•	Paved parking
•	Access to existing rail

The Company’s scheduled lease payments from inception of the lease and leading up the purchase date are as follows:

December 1, 2005 - May 31, 2006	$90,000
June 1, 2006 - December 31, 2006	175,000
January 1, 2007 - December 31, 2007	300,000
January 1, 2008 - December 31, 2008*	310,500
January 1, 2009 - July 31, 2009*	187,464

$1,062,964

*CPI is estimated at 3.5% as per most recent full year information available as posted in The Wall Street Journal.

At the end of this period, the Company intends to purchase the assets at an estimated price of $4,590,964. The actual purchase price will depend upon the prevailing lease rate in effect at the time we exercise our purchase option.

Determination of the classification of the lease:

The Company has determined that the Lease meets the criteria set forth in paragraph 7 (b) of Statement of Financial Accounting Standards ("SFAS") No. 13, Accounting for leases, requiring it to be classified as a capital lease. To meet this requirement the lease must meet one of four specific criteria, one of which is the existence of a bargain purchase option, defined as a provision in the lease allowing the lessee, at our option, to purchase the leased property for a price which is sufficiently lower than the expected fair value of the property at the date the option becomes exercisable, and that exercise of the option appears, at the inception of the lease, to be reasonably assured.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited financial statements for the period ended August 31, 2005, our independent registered accountants included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

DESCRIPTION OF PROPERTY

The Company corporate office is located at 14553 Delano Street, Suite 217, Van Nuys California. The lease calls for monthly payments of $2,360.95 through 12/31/06, $3431.78 through 12/31/07 and 2504.12 through 12/31/08. The lease expires on December 31st, 2008.

On August 1, 2005 the Company entered into a lease for the premises at 3500 Holly Sugar Rd. in Hereford, Texas. This lease includes 1,000 square feet of office space, a 70,000 square foot warehouse and production facility, six 25,000 gallon liquid juice tanks and related equipment and the water rights from Well #11 and Well #12. The lease calls for an initial rent of $15,000 per month for six months commencing November 1, 2005 to April 2006, payable in advance for six months on November 1, 2005. Thereafter, for the next 24 years, the annual rent shall be $25,000 per month, adjusted annually based on the prevailing consumer price index. During the first four years, we have an option to purchase this facility in an amount calculated in the lease which is estimated to be $4,590,964.

The existing facility has a total of 71,000 square feet, of which 40,000 square feet will be allocated to water processing and packaging space made accessible by loading bays and a railroad extension. Another 30,000 square feet will be allocated to the storage of raw materials and finished goods and an additional 1,000 for office space. In addition, the property has six 25,000 gallon water tanks, four water waste ponds, and a five and a half-mile railroad spur leading directly from the main railroad station in Hereford to our loading dock. We also have a train engine needed to pull and push the train cars for our shipping needs which will enable us to keep our shipping cost very low. Under our current lease agreement, we are allowed to pump 400,000 gallons of water per day, which amounts to 2,909,090 bottles of water 500ml (16.9 oz.) per day.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements. We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our financial statements.

Fair Value of Financial Instruments

The carrying amounts of certain of our financial instruments including cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short maturities.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or estimates of future cash flows. We have not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

Research and development costs are charged to expense as incurred.

Going Concern

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern. In order to continue as a going concern, we will require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two years and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our company was or is a party, or in any proposed transaction to which our company proposes to be a party:

(a)	any director or officer of our company;

(b)	any proposed director of officer of our company;

(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(d)	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws):

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the pink sheets. Our symbol is RSPG.PK. From January, 2006 through July 31, 2006, our common stock was quoted between a low bid of $.60 per share and a high bid of $2.875 per share. Such over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions. The following chart shows the high and low bid prices per share per calendar quarter from November 2005 to June 30, 2006.

	HIGH BID PRICE (1)	LOW BID PRICE (1)
Last Quarter 2005	$1.15	$ 1.01
First Quarter 2006	$1.58	$ 0.51
Second Quarter 2006	$1.27	$ 0.60

Shares of our common stock are subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation paid or accrued to former officers during the fiscal years ended August 31, 2006. The Company does not currently compensate its officers or directors for services that they render on behalf of the Company. The Company plans to compensate its officers and directors once funds from operations are available. The Company has valued the services provided by the President and CFO at $5,000 each, per month. These contributed services have been charged as an expense in the related period commencing in April 2005, with a corresponding credit to additional paid-in capital. In addition, we have reimbursed our officers in connection with certain travel expenses. These expenses amounted to approximately $15,000 during the last calendar year.

Option/SAR grants in the last fiscal year

We did not grant any options to our directors or officers in the fiscal year ended August 31, 2006.

Aggregated Option/SAR exercises in last fiscal year and fiscal year-end Option/SAR values

No stock options have been exercised by our current or former officers, directors or employees to date.

Long-term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options and cash bonuses may be awarded at the determination and discretion of our board of directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options and cash bonuses may be awarded at the discretion of the board of directors or a committee thereof.

REPORTS TO STOCKHOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that Registration Statement, does not contain all information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. You may review a copy of the Registration Statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our electronic filings and our Registration Statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.

No finder, dealer, sales-person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

BACK COVER OF PROSPECTUS

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

PART II

Item 24.	Indemnification of Directors and Officers

In accordance with Nevada general corporation law, the Company has included a provision in its Certificate of Incorporation to limit the personal liability of its directors for violation of fiduciary duty. The provision serves to eliminate such directors’ liability to the Company or its stockholders for monetary damages, except for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which a director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 being permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

Filing fee under the Securities Act of 1933	$76.15
Printing and Engraving (1)	500.00
Accounting Fees (1)	5,000.00
Legal Fees (1)	25,000.00
Miscellaneous (1)	2,000.00
Total	$33,576.15

(1)	Estimates

Item 26.	Recent Sales of Unregistered Securities

None.

Item 27.	Exhibits and Financial Statement Schedules

a.	Exhibits.

Exhibit Number	Description
2	Acquisition Agreement (1)
3	Articles of Merger (1)
5.1	Opinion and Consent of Gary C. Wykidal & Associates *
10	Commercial Lease Agreement (1)
16	Letter on Change in Accountant (1)
23.1	Consent of Grobstein, Horwath & Company LLP *

_______________
*	Filed herewith.
(1)	Incorporated by reference from our report on form 10K-SB/A filed on June 7th, 2006

b.	Reports on Form 8-K - none.

c.	Financial Statements - attached.

Item 28.	Undertakings.

(a)	The undersigned small business issuer hereby undertakes:

(1)
To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any material or changed information in the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, as amended (the “Act”), treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned small business issuer hereby undertakes that it will:

(1)
For purposes of determining any liability under the Act that the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time the Commission declared it effective.

(2)
For the purpose of determining any liability under the Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the city of Van Nuys, State of California, on the 22ndof August, 2006.

ROYAL SPRING WATER, INC.

/s/ Alex Hazan
Alex Hazan
Chief Executive Officer

/s/ Harel Goldstein
Harel Goldstein
Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints, Alex Hazan, his or her true and lawful attorneys-in-fact with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign a new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 22ndof August, 2006, in the capacities indicated.

Signature	Date	Title

/s/ Alex Hazan	August 22, 2006	Chief Executive Officer and Director
Alex Hazan

/s/ Harel Goldstein	August 22, 2006	Chief Financial Officer and Director
Harel Goldstein

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Easy.com, Inc.

We have audited the accompanying consolidated balance sheet of Easy.com, Inc. and Subsidiary (A Development Stage Company) as of August 31, 2005 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended August 31, 2005 and 2004 and from the date of inception (May 9, 2000) to August 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easy.com, Inc. and Subsidiary (A Development Stage Company) at August 31, 2005, and the results of their operations and their cash flows for the years ended August 31, 2005 and 2004 and for the period from inception (May 9, 2000) to August 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant operating losses, negative working capital, and total capital deficiency raise substantial doubt about its ability to continue as a going concern. Note 1 also describes management’s plans to address these financial matters. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California
May 19, 2006

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
AUGUST 31, 2005

ASSETS
2005
CURRENT ASSETS
Cash and cash equivalents	$12
Prepaid expenses	10,000
Total Current Assets	10,012

Property, plant and equipment, net	3,337,434
TOTAL ASSETS	$3,347,446

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Advances from shareholders	$73,546
Obligation under capital lease - current portion	163,680
Total Current Liabilities	237,226

Obligation under capital lease	3,240,052
TOTAL LIABILITIES	3,477,278

STOCKHOLDERS’ DEFICIT
Preferred stock - $.001 par value; 5,000,000 shares authorized, none issued or outstanding
Common stock - $.001 par value; 50,000,000 shares authorized, 30,072,000 shares outstanding	30,072
Additional paid-in capital	29,952
Deficit accumulated during the development stage	(189,856)
TOTAL STOCKHOLDERS’ DEFICIT	(129,832)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,347,446

The accompanying notes are an integral part of these financial statements.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004	For the Period From May 9, 2000 (Date of Inception) to August 31, 2005

EXPENSES
General and administrative	$64,122	$-	$74,691
Occupancy costs	22,447	-	22,447
Travel and entertainment	7,231	-	7,231
Consulting fees	5,000	-	5,000
Vehicle	3,665	-	3,665
Telecommunications	1,961	-	1,961
Interest and bank charges	1,098	-	1,098
Professional fees	2,500	750	6,250
Depreciation	14,345	-	14,345
TOTAL EXPENSES	122,369	750	136,688

LOSS FROM OPERATIONS	(122,369)	(750)	(136,688)

OTHER EXPENSES
Interest on capital lease obligation	53,168	-	53,168

NET LOSS	$(175,537)	$(750)	$(189,856)

Loss per common share, basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding, basic and diluted	30,072,000	$30,072,000

The accompanying notes are an integral part of these financial statements.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS' DEFICIENCY
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	Common Stock		Additional		Total
	Shares	Par Value	Paid-in Capital	Accumulated Deficit	Stockholders' Deficit

BALANCE AT MAY 9, 2000 (Post Split)	-	$-	$-	$-	$-

Stock issued for services	30,072,000	30,072	(20,048)	-	10,024

Net loss for the period	-	-		(13,569)	(13,569)

BALANCE AT AUGUST 31, 2003 (Post Split)	30,072,000	30,072	(20,048)	(13,569)	(3,545)

Net loss	-	-	-	(750)	(750)

BALANCE AT AUGUST 31, 2004 (Post Split)	30,072,000	30,072	(20,048)	(14,319)	(4,295)

Net loss	-	-	-	(175,537)	(175,537)

Services contributed by shareholders	-	-	50,000	-	50,000

BALANCE AT AUGUST 31, 2005	30,072,000	$30,072	$29,952	$(189,856)	$(129,832)

The accompanying notes are an integral part of these financial statements.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004	For the Period From May 9, 2000 (Date of Inception) to August 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(175,537)	$(750)	$(189,856)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	14,345	-	14,345
Interest accrued on obligation under capital lease	53,168		53,168
Common stock issued for services	-	-	10,024
Services contributed by shareholders	50,000		50,000
Changes in Assets and Liabilities:
Prepaid Expenses	(10,000)	-	(10,000)
Accounts payable and accrued liabilities	(750)	750	-
NET CASH USED IN OPERATING ACTIVITIES	(68,774)		(72,319)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,215)	-	(1,215)
NET CASH USED IN INVESTING ACTIVITIES	(1,215)	-	(1,215)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from shareholders	70,001	-	73,546
NET CASH PROVIDED BY FINANCING ACTIVITES	70,001	-	73,546

NET CHANGE IN CASH & CASH EQUIVALENTS	12	-	12

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-	-	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12	$-	$12

The accompanying notes are an integral part of these financial statements.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF ESTIMATES

ORGANIZATION

Easy.com, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on May 9, 2000. The Company was a non-operating shell corporation with nominal net assets prior to June 2005, when the Company acquired one hundred percent (100%) of the assets of Royal Spring Water Inc., a Nevada company (“RSW”).

The Company was established with a clear mission, namely to extract, process, and bottle Artesian Spring Well water of supreme quality.

BUSINESS COMBINATION

On June 30, 2005, the Company acquired all of the outstanding stock of Royal Spring Water Inc., a Nevada corporation. This company was incorporated with the intent to manufacture and distribute bottled water. Since this business combination, RSW has not commenced operations and has incurred minimal activity.

Easy.com, Inc. completed the acquisition by having the shareholders of RSW surrender 100% of their common stock to the Company. Since the Company and RSW were controlled by the same group of shareholders, the transaction has been accounted for as a merger of entities under common control. Accordingly, the related assets and liabilities have been recorded at their carrying amounts and the financial statements have been retroactively consolidated for all periods during which common control existed.

GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses from operations since inception, and as of August 31, 2005 has a working capital and total capital deficiency, which raise substantial doubt as to its ability to continue as a going concern.

The Company's ability to continue as a going concern is contingent upon its ability to obtain the financing and strategic alliances necessary to attain profitable operations. Management is pursuing various sources of financing and intends to raise equity financing through a private placement with a private group of investors in the near future. The Company has received letters of intent from potential customers, which management believes will produce the necessary income to attain profitability in the future. Since August 31, 2005, the Company’s principal shareholders/officers have provided approximately $1 million in short-term working capital advances and these individuals will continue to provide certain funding as and when required on a short-term basis.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Royal Spring Water Inc., a Nevada corporation and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant inter-company accounts and transactions are eliminated.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has not earned any revenues from limited principal operations and accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises (“SFAS No. 7 “). Among the disclosures required by SFAS No. 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' deficit and cash flows disclose activity since the date of the Company's inception.

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to operations as incurred. Betterments or renewals are capitalized when incurred. Depreciation, based on the estimated useful lives of the assets, is provided using the straight line method over the following useful lives:

Equipment under capital lease	5 years
Locomotive under capital lease	5 years
Building under capital lease	25 years
Furniture and equipment	5 years

LONG LIVED ASSETS

Long lived assets are accounted for in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

CAPITAL LEASES

Capital leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets are transferred to the Company. Property, plant and equipment held under capital leases are initially recorded at the present value of the minimum payments at the inception of the leases, with equivalent liabilities categorized as appropriate under current or non-current liabilities. Interest expense, which represents the difference between the minimum payments at the inception of the capital leases and the corresponding fair value of the assets acquired, is allocated to accounting periods over the period of the leases to produce a constant rate of charge on the outstanding balance.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for differences between the financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period. As of August 31, 2005, a deferred tax asset of approximately $50,000 (which arises solely as a result of net operating losses), has been entirely offset by a valuation reserve due the uncertainty that this asset will be realized in the future.

LOSS PER SHARE

The Company accounts for earnings per share pursuant to SFAS No. 128, Earnings per Share, which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive financial instruments for the period ended August 31, 2005 and 2004.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of our financial instruments included in current assets and current liabilities approximated their respective fair values at each balance sheet date due to the immediate or short-term maturity of these financial instruments. The fair value of lease obligations is based on current rates at which we could borrow funds with similar remaining maturities.

RECENT ACCOUNTING PRONOUNCEMENTS

On November 24, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, Inventory Costs--an amendment of ARB No. 43, Chapter 4 (“SFAS No. 151”) effective for fiscal years beginning after June 15, 2005. This Statement amends the guidance in ARB 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. We are currently reviewing the requirements of SFAS No. 151; however, we do not believe that the adoption of SFAS No. 151 will have a material effect on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets (“SFAS No. 153”). SFAS No. 153 amends the guidance in APB No. 29, Accounting for Nonmonetary Assets (“APB No. 29 “). APB No. 29 was based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for financial statements issued for fiscal years beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on the Company’s financial position or results of operations.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. SFAS 123(R) amends SFAS 123, Accounting for Stock-Based Compensation, and APB Opinion 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after 15 December 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after 15 June 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after 15 December 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principles, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principles and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after 15 December 2005. The Company is evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

NOTE 2.	PROPERTY, PLANT & EQUIPMENT

At August 31, 2005 property, plant and equipment consists of the following:

Land and water rights under capital lease	$1,287,853
Equipment under capital lease	506,555
Locomotive under capital lease	53,661
Building under capital lease	1,502,495
Furniture and equipment	1,215
3,351,779
Less: accumulated depreciation	(14,345
Net property, plant and equipment	$3,337,434

Depreciation expense was $14,345 for the period ended August 31, 2005 ($Nil - 2004).

NOTE 3.	RELATED PARTY TRANSACTIONS

The advances from shareholders of the Company, to facilitate the payment of debts, are non-interest bearing, unsecured and have no specific terms of repayment. The carrying value of the advances approximates the market value due to the short-term maturity of the financial instruments.

For the year ended August 31, 2005, the Company's directors and shareholders devoted time to the development of the Company. Compensation expense totaling $50,000 has been recorded for the year ended August 31, 2005. These directors and shareholders have waived reimbursement and have considered these services as a contribution to capital. Accordingly, the contributions have been recorded as additional paid-in capital.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	OBLIGATION UNDER CAPITAL LEASE

The Company leases land, building and equipment under a capital lease which contains a bargain purchase option which the Company intends to exercise on or before its expiration on August 1, 2009. The asset and liability under the capital lease are recorded at the present value of the minimum lease payments and purchase option price. The assets are depreciated over their useful lives as described in Note 1. Depreciation of the assets under the capital lease is included in depreciation expense for 2005.

Future minimum lease payments under capital leases as of August 31, 2005 for each of the next four years and in the aggregate are:

2006	$165,000
2007	300,000
2008	307,000
2009, including bargain purchase option	4,881,929
Total minimum lease payments	5,653,929
Less: amount representing interest at 19%	(2,250,197)
Total obligations under capital lease	3,403,732
Less: current installments of obligations under capital lease	(163,680)
Long-term obligation under capital lease	$3,240,052

NOTE 5.	STOCKHOLDERS' DEFICIT

During the year ended August 31, 2001 the Company issued 30,072,000 shares to the founders of the corporation for services rendered.

For the year ended August 31, 2005, the Company's directors and shareholders devoted time to the development of the Company. Compensation expense totaling $50,000 has been recorded for the year ended August 31, 2005. These directors and shareholders have waived reimbursement and have considered these services as a contribution to capital. Accordingly, the contributions have been recorded as additional paid-in capital.

The Company effected a 3-for-1 stock split in September 2004 of all outstanding shares of capital stock. All references to share and per share data have been retroactively adjusted to reflect the stock split.

NOTE 6.	SUPPLEMENTAL CASH FLOW INFORMATION

During the period ended August 31, 2005 there was $803 in interest (2004 - $Nil) and no taxes paid by the Company.

Non cash financing and investing activities includes the acquisition of property and equipment under capital lease in the amount of $3,350,564 and services provided by shareholders in the amount of $50,000 for the year ended August 31, 2005.

EASY.COM, INC. & SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	COMMITMENT

In August 2005, the Company entered into a land, building and equipment lease agreement for a facility to be used for production and head office. This four-year lease commenced August 1, 2005, and is classified as a capital lease as it contains a bargain purchase option (see note 4). As of August 31, 2005, future obligations under the terms of this lease aggregated $5,653,929, including $2,250,197 in interest.

In December 2005, the Company entered into a lease for their corporate head office for a period of three years, commencing on January 1, 2006 and terminating on December 31, 2008. The annual lease payment is approximately $88,000.

NOTE 8.	CONTINGENT LIABILITY

Royal Spring Water Inc. is involved in litigation with a former employee. The former employee has filed a complaint against the company, alleging wrongful termination. The Company has filed a Cross-Complaint against this former employee, which we believe has merit and will result in either a recovery for Royal Spring Water or an offset in excess of any claim by the former employee.

Management and legal counsel for the Company are of the opinion that the former employee’s claim is without merit. Accordingly, the financial statements do not include any adjustments to reflect the possible outcome of this matter.

NOTE 9.	SUBSEQUENT EVENTS

Between November 2005 and May 2006, two shareholders/officers of the Company advanced approximately $1,000,000 to the Company to facilitate working capital requirements.

In April 2006, the Company filed Articles of Merger in Nevada and legally combined the entities of Easy.com and Royal Spring Water Inc. They concurrently changed the name of the surviving entity to Royal Spring Water, Inc.

ROYAL SPRING WATER INC. (FORMERLY EASY.COM, INC.)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	May 31, 2006	August 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,184	$12
Prepaid expenses	32,722	10,000
Total Current Assets	113,906	10,012

Property, plant and equipment, net	3,560,176	3,337,434
TOTAL ASSETS	$3,674,082	$3,347,446

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$36,649	$-
Advances from shareholders	878,139	73,546
Obligation under capital lease - current portion	166,052	163,680
Total Current Liabilities	1,080,840	237,226

Obligation under capital lease	3,617,498	3,240,052
TOTAL LIABILITIES	4,698,338	3,477,278

STOCKHOLDERS’ DEFICIT
Preferred stock - $.001 par value; 5,000,000 shares authorized, none issued or outstanding
Common stock - $.001 par value; 50,000,000 shares authorized, 30,072,000 shares outstanding	30,072	30,072
Additional paid-in capital	119,952	29,952
Deficit accumulated during the development stage	(1,174,280)	(189,856)
TOTAL STOCKHOLDERS’ DEFICIT	(1,024,256)	(129,832)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,674,082	$3,347,446

_______________
See accompanying notes to these financial statements.

ROYAL SPRING WATER INC. (FORMERLY EASY.COM, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MAY 31, 2006 AND 2005
AND FROM INCEPTION TO MAY 31, 2006

	Three Months Ended May 31, 2006	Three Months Ended May 31, 2005	For the Period From May 9, 2000 (Date of Inception) to May 31, 2006

EXPENSES
General and administrative	$85,164	$-	$264,545
Professional fees	61,014	-	133,099
Vehicle	11,565	-	29,830
Insurance	7,607	-	7,607
Telecommunications	6,584	-	15,970
Travel and entertainment	5,413	-	24,211
Advertising and promotion	1,182	-	1,940
Interest and bank charges	166	-	2,155
Occupancy costs	-	-	22,447
Consulting fees	-	-	5,000
Depreciation	43,636	-	144,490
TOTAL EXPENSES	222,331	-	651,294

LOSS FROM OPERATIONS	(222,331)	-	(651,294)

OTHER EXPENSES
Interest on capital lease obligation	154,826	-	522,986

NET LOSS	$(377,157)	$-	$(1,174,280)

Loss per common share, basic and diluted	$(0.01)	$(0.00)

Weighted average shares outstanding, basic and diluted	30,072,000	30,072,000

_______________
See accompanying notes to these financial statements.

ROYAL SPRING WATER INC. (FORMERLY EASY.COM, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED MAY 31, 2006 AND 2005

	Nine Months Ended May 31, 2006	Nine Months Ended May 31, 2005

EXPENSES
General and administrative	$189,855	$-
Professional fees	126,849	-
Vehicle	26,164	-
Travel and entertainment	16,980	-
Telecommunications	14,009	-
Insurance	7,607	-
Advertising and promotion	1,940	-
Interest and bank charges	1,057	-
Occupancy costs	-	-
Consulting fees	-	-
Depreciation	130,145	-
TOTAL EXPENSES	514,606	-

LOSS FROM OPERATIONS	(514,606)	-

OTHER EXPENSES
Interest on capital lease obligation	469,818	-

NET LOSS	$(984,424)	$-

Loss per common share, basic and diluted	$(0.03)	$(0.00)

Weighted average shares outstanding, basic and diluted	30,072,000	30,072,000

_______________
See accompanying notes to these financial statements.

ROYAL SPRING WATER INC. (FORMERLY EASY.COM, INC.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MAY 31, 2006 AND 2005
AND FROM INCEPTION TO MAY 31, 2006

	Nine Months Ended May 31, 2006	Nine Months Ended May 31, 2005	For the Period From May 9, 2000 (Date of Inception) to May 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(984,424)	$-	$(1,174,280)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	130,145	-	144,490
Interest accrued on obligation under capital lease	469,818	-	522,986
Common stock issued for services	-	-	10,024
Services contributed by shareholders	90,000	-	140,000
Changes in Assets and Liabilities:		-
Prepaid expenses	(22,722)	-	(32,722)
Accounts payable and accrued liabilities	36,649	-	36,649
NET CASH USED IN OPERATING ACTIVITIES	(280,534)	-	(333,354)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(352,887)	-	(354,102)
NET CASH PROVIDED BY INVESTING ACTIVITIES	(352,887)	-	(373,601)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from shareholders	804,593	-	878,139
Repayment of obligation under capital lease	(90,000)	-	(90,000)
NET CASH PROVIDED BY FINANCING ACTIVITES	714,593	-	788,139

NET CHANGE IN CASH & CASH EQUIVALENTS	81,172	-	81,184

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12	-	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$81,184	$-	$81,184

_______________
See accompanying notes to these financial statements.

ROYAL SPRING WATER INC. (FORMERLY EASY.COM, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

ORGANIZATION

Royal Spring Water Inc. (formerly Easy.com, Inc.) (the “Company”) was incorporated under the laws of the State of Nevada on May 9, 2000. The Company was a non-operating shell corporation with nominal net assets prior to June 2005, when the Company acquired one hundred percent (100%) of the assets of Royal Spring Water Inc., a Nevada company (“RSW”).

The Company was established with a clear mission, namely to extract, process, and bottle artesian well water of supreme quality.

BASIS OF PRESENTATION

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted In the U.S. for interim financial information and with the instructions to Form 10-QSB and item 310 under subpart A of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended May 31, 2006 are not necessarily indicative of the results that may be expected for the year ending August 31, 2006. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual report on Form 10-KSB for the year ended August 31, 2005.

The Company has not earned any revenues from limited principal operations and accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises (“SFAS No. 7 “). Among the disclosures required by SFAS No. 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' deficit and cash flows disclose activity since the date of the Company's inception.

In April 2006, the Company filed Articles of Merger in Nevada and legally combined the entities of Easy.com and Royal Spring Water Inc. They concurrently changed the name of the surviving entity to Royal Spring Water Inc.

NOTE 2.	PROPERTY, PLANT & EQUIPMENT

At May 31, 2006 property, plant and equipment consists of the following:

Land and water rights under capital lease	$1,287,853
Equipment under capital lease	506,555
Locomotive under capital lease	53,661
Computer	3,551
Water treatment system	345,646
Building under capital lease	1,502,495
Furniture and equipment	4,905
3,704,666
Less: accumulated depreciation	(144,490)
Net property, plant and equipment	$3,560,176

Depreciation expense was $43,636 and $130,145 for the three and nine months ended May 31, 2006, respectively ($Nil - 2005).

ROYAL SPRING WATER INC. (FORMERLY EASY.COM, INC.)
(A DEVELOPMENT STAGE COMPANY)

NOTE 3.	RELATED PARTY TRANSACTIONS

The advances from shareholders of the Company, to facilitate the payment of debts, are non-interest bearing, unsecured and have no specific terms of repayment. The carrying value of the advances approximates the market value due to the short-term maturity of the financial instruments.

For the nine months ended May 31, 2006, the Company's directors and shareholders devoted time to the development of the Company. Compensation expense totaling $30,000 and $90,000 has been recorded for the three and nine months ended May 31, 2006, respectively. These directors and shareholders have waived reimbursement and have considered these services as a contribution to capital. Accordingly, the contributions have been recorded as additional paid-in capital.

NOTE 4.	OBLIGATION UNDER CAPITAL LEASE

The Company leases land, building and equipment under a capital lease which contains a bargain purchase option which the Company intends to exercise on or before its expiration on August 1, 2009. The asset and liability under the capital lease are recorded at the present value of the minimum lease payments and purchase option price.

Future minimum lease payments under capital lease as of May 31, 2006 for each of the next four years and in the aggregate are:

Year 1	$300,000
Year 2	304,375
Year 3	315,030
Year 4, including bargain purchase option	4,644,524
Total minimum lease payments	5,563,929
Less: amount representing interest at 19%	(1,780,379)
Total obligations under capital lease	3,783,550
Less: current installments of obligations under capital lease	(166,052)
Long-term obligation under capital lease	$3,617,498